Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of NaaS Technology Inc. on the Amendment No. 1 to Form F-1 (File No. 333-294212) of our report dated April 17, 2026, which includes an explanatory paragraph as to the Group’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of NaaS Technology Inc. and its subsidiaries as of December 31, 2025 and for the year then ended appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP Guangzhou, China
April 24, 2026